EXHIBIT 23.3



Grant Thornton LLP                                Grant Thornton
Chartered Accountants
Management Consultants
Canadian member Firm of
Grant Thornton LLP


March 6, 2001

Mr. Robert Gentles
Chief Financial Officer
Remote Utilities Network, Inc.
930, 540-5th Avenue SW
Calgary, Alberta
T2A 0M2

Dear Sir:

Re: Autoeye, Inc. Valuation

This correspondence will serve as your permission to refer to our report of January 27, 1998 in your correspondence with the Securities and Exchange Commission.

This permission is conditional on making reference to the date of our report and disclosing the purpose for which we were engaged as noted in the terms of reference thereon.

Yours very truly,

GRANT THORNTON LLP

/s/ Grant Thornton LLP

Michael J. Hudson, CA
Partner

MJH:jt


Suite 2800
500 - 4th Avenue S.W.
Calgary, Alberta
T2P 2V6
Tel: (403) 260-2500
Fax: (403) 260-2571
E-mail: Calgary@GrantThornton.ca